Exhibit 99.1



FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela Toppi, Executive Vice President & CFO
203/853-4321

TRANS-LUX SELLS CUSTOM SPORTS DIVISION TO BARCO

NORWALK, CT, March 31, 2003 Trans-Lux West Corporation, a subsidiary of Trans-Lux Corporation (AMEX: TLX) announced it has sold its custom sports division, Trans-Lux Sports, including its facility in Logan, Utah, to Barco, Inc. The announcement was made today by Michael R. Mulcahy, Trans-Lux President and Co-Chief Executive Officer.

Trans-Lux will continue to design, manufacture, sell and rent its catalog and custom commercial outdoor LED display systems, as well as provide its full line of scoreboards and electronic signage marketed to sports venues such as high schools and smaller stadiums, through its manufacturing facilities in Des Moines, Iowa. In addition, the Company will continue to provide quality support and maintenance services to custom sports customers throughout the United States and Canada.

Trans-Lux's indoor display business of providing sophisticated display systems solutions to its core financial, gaming, corporate, retail and transportation markets remains unchanged, and will continue to operate from its Connecticut headquarters facility.

"The agreement with Barco, Inc. will benefit both companies," said Mr. Mulcahy. "Consolidating three operations in two plants allows Trans-Lux to cut costs, reduce debt, operate more efficiently and focus on the expansion of our core businesses. Barco's expertise in high- end, full motion video displays and their understanding of the custom sports business prompted them to offer significant value to us which should benefit Trans-Lux and our stockholders." Trans-Lux / 2

Trans-Lux is a worldwide full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays we manufacture, distribute and service. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States, as well as a national film booking service.

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